Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces 2007 Year End and Fourth Quarter Financial Results

•                  Takes Fourth Quarter Non-Cash Goodwill Impairment Charge

•                  Non-Cash Goodwill Impairment Charge Does Not Impact Cash Flow, Liquidity or Regulatory Capital – the Company Remains Well-Capitalized

Denver, Colorado (January 30, 2008) – Centennial Bank Holdings, Inc. (Nasdaq: CBHI) today announced a fourth quarter $142.2 million non-cash goodwill impairment charge related to its prior acquisitions.  As a result of this non-cash charge, the Company reported a net loss for the year ended December 31, 2007 of $138.1 million, or $2.60 per share, compared to net income of $24.4 million, or $0.42 per basic and diluted share, in the prior year.  The non-cash goodwill impairment charge also caused a net loss of $138.2 million, or $2.68 per share, for the three months ended December 31, 2007, as compared to net income of $5.4 million, or $0.10 per basic and diluted share in the fourth quarter 2006.

Dan Quinn, Centennial Bank Holdings President and CEO, stated, “As with similar impairment charges recently announced by several banks, the goodwill impairment is solely a non-cash accounting charge and it has absolutely no impact on the holding company’s or our bank subsidiary’s cash flow, liquidity or regulatory capital.  Just as importantly, this accounting charge has no impact whatsoever on our ability to continue to serve our customers at the high level that they expect and deserve. Guaranty Bank and Trust Company remains a well-capitalized and fundamentally sound institution dedicated to high touch customer service.”

Mr. Quinn continued, “While market conditions and the current environment dictated that we adjust our goodwill, the magnitude of the impairment does not detract from the continued success of our efforts to strategically reposition Centennial Bank Holdings. The fourth quarter saw the continued reduction of credit risk in our portfolio, as Commercial loans increased 6% while Construction and Land Development loans declined 19% and now make up only 13% of our loans.  Our lower risk profile, combined with continued improvements in our funding mix and expense management, create a solid foundation for future success.”

Without the impact of the non-cash goodwill impairment charge and $5.4 million of after-tax intangible asset amortization, cash net income for the year ended December 31, 2007 was $9.5 million, or $0.18 per basic and diluted share.  This compares to cash net income of $31.7 million, or

$0.55 per basic and diluted share, in 2006, which excludes $7.3 million of after-tax intangible asset amortization.

Fourth quarter 2007 cash net income was $5.3 million, or $0.10 per basic and diluted share, which excludes after-tax intangible asset amortization of $1.3 million and the goodwill impairment charge. Excluding after-tax intangible asset amortization of $1.8 million, fourth quarter 2006 cash net income was $7.3 million, or $0.13 per basic and diluted share.

The Company’s results for 2007 declined largely due to the non-cash goodwill impairment charge discussed above. Additionally, the provision for loan losses was $24.7 million in 2007, as compared to $4.3 million in 2006, an increase of $20.4 million.  The provision for loan losses for the fourth quarter 2007 was $3.0 million, as compared to $2.7 million in the fourth quarter 2006.  The overall increase of the provision in 2007 is due to a decline in overall general economic conditions in 2007, as well as a result of adopting a more aggressive credit management philosophy during the second quarter 2007, including the implementation of an accelerated disposition strategy.  This strategy led to a sale of $47.9 million of nonperforming and classified loans on October 31, 2007.  As a result of the adoption of this philosophy and the subsequent sale of certain problem credits, the Company had $26.9 million of net charge-offs during 2007. Other factors causing a decline in income from the prior year include a $6.5 million charge in the second quarter 2007 related to the settlement of a lawsuit and a $1.0 million charge for costs associated with the merger of the Company’s two subsidiary banks.

The comparability of the Company’s financial information is also affected by the sale of Collegiate Peaks Bank on November 1, 2006, which had been classified as held for sale.

Company Remains Well-Capitalized

The Company remains well-capitalized for regulatory capital purposes at December 31, 2007. In addition to exceeding the requirements to be a well capitalized institution, the regulatory capital ratios improved from the prior quarter as follows:

	Ratio at December 31, 2007	Ratio at September 30, 2007	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	10.9%	10.4%	8.00%	10.00%
Tier 1 Risk Based Capital Ratio	9.6%	9.2%	4.00%	6.00%
Leverage Ratio	8.6%	8.6%	4.00%	5.00%

Goodwill Impairment Analysis

Under current accounting guidance, goodwill recorded as a result of acquisitions is not amortized. Instead, companies are required to evaluate goodwill for impairment at least annually. This impairment testing requires that the fair value of the reporting unit be assessed as of the testing date.  Generally, an impairment may be recorded if the value of the reporting unit is less than its carrying cost. Common valuation practices include using benchmarks of the current market multiples of peer group companies, in addition to a discounted cash flow analysis.  Lower market valuations for banking institutions in the latter part of 2007 had a direct negative impact on the Company’s valuation. For example, the NASDAQ America’s Community Bankers Index (^ACBQ), of which the Company is a part, declined by 25% during 2007.  Other contributing factors to a decrease in the Company’s fourth quarter 2007 valuation include the weakening of the credit market and the decline in real estate values, particularly in Northern Colorado.

Key Financial Measures

	Quarter Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Earnings (loss) per share- basic & diluted	$(2.68)	$0.03	$0.10	$(2.60)	$0.42
Cash earnings per share-basic &diluted	$0.10	$0.05	$0.13	$0.18	$0.55
Return on average assets	(22.09)%	0.23%	0.78%	(5.29)%	0.86%
Return on tangible average assets (cash)	0.98%	0.51%	1.23%	0.43%	1.32%
Net Interest Margin	4.75%	4.82%	5.12%	4.93%	5.35%
Efficiency Ratio (excludes intangible asset charges)	57.91%	57.66%	60.01%	67.01%	61.35%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31,2006	December 31, 2007	December 31, 2006
	(Dollars in thousands)

Net interest income	$24,184	$25,236	$27,907	$102,249	$116,197
Interest rate spread	3.77%	3.84%	4.14%	3.94%	4.48%
Net interest margin	4.75%	4.82%	5.12%	4.93%	5.35%
Net interest margin, fully tax equivalent	4.88%	4.97%	5.27%	5.08%	5.49%

The $13.9 million decrease in net interest income in 2007 as compared to 2006 is due both to a reduction in net interest margin and lower interest-earning assets.  The 42 basis point decrease in margin caused a $9.1 million decline in net interest income, whereas the $99.0 million decline in average interest-earning assets had a $4.8 million negative effect on net interest margin. This decline in average interest-earning assets was part of a strategic initiative to reduce our concentration risk, primarily in construction and land development loans. Overall yield on earning assets declined by 11 basis points in 2007 from 2006, while cost of funds increased by 43 basis points, causing the 54 basis point decrease in the interest rate spread.  The increase in the cost of funds was mostly due to higher costs on time deposits due to competition. Although interest rate spread decreased by 54 basis points, net interest margin declined only by 42 basis points.  The primary cause for the smaller impact on overall net interest margin is the relatively high level of noninterest bearing deposits. Noninterest bearing deposits averaged 24.9 percent of total deposits during 2007.

For the fourth quarter 2007, the Company’s net interest income decreased by $3.7 million from the same period in 2006. Approximately $2.3 million of this decline is attributable to a lower net interest margin and $1.4 million is due to lower earning assets.  The decrease in net interest margin is due to lower yields on earning assets as the cost of funds declined by twelve basis points in the fourth quarter 2007 as compared to the fourth quarter 2006.  Although the cost of time deposits increased, rates on repurchase agreements fell in the fourth quarter 2007 as compared to the same period in 2006.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Year Ended December 31,
	December 31, 2007	September 30, 2007	December 31, 2006	2007	2006
	(In thousands)
Noninterest income:
Customer service and other fees	$2,267	$2,390	$2,137	$9,509	$10,385
Loss on sale of securities	—	—	(5)	—	(4)
Gain (loss) on sale of loans	—	—	(55)	—	719
Other	665	230	449	1,187	1,617
Total noninterest income	$2,932	$2,620	$2,526	$10,696	$12,717

Customer service and other fees have remained relatively flat in the fourth quarter 2007 as compared to both the third quarter 2007 and fourth quarter 2006.   On an annual basis, customer service and other fees decreased by $0.9 million, or 8.4%, in 2007 as compared to 2006 primarily due partly to a $0.5 million decline in loan placement fees due to the discontinuation of the Company’s residential mortgage group at the end of the third quarter 2006.  Further, there was a $0.5 million decline in service and analysis charges due mostly to higher earnings credit rates on compensating balances.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,442	$9,039	$10,662	$39,179	$46,185
Occupancy expense	1,781	1,855	2,040	7,813	7,977
Furniture and equipment	1,205	1,188	1,176	4,864	4,859
Impairment of goodwill	142,210	—	—	142,211	—
Amortization of intangible assets	2,132	2,143	2,960	8,665	11,815
Other general and administrative	4,278	3,980	4,384	23,824	20,072
Total noninterest expense	$160,048	$18,205	$21,222	$226,556	$90,908

Efficiency ratio	57.91%	57.66%	60.01%	67.01%	61.35%

Without the $142.2 million non-cash goodwill impairment charge in the fourth quarter 2007, overall noninterest expense for 2007 was $84.3 million.  This amount is $6.6 million lower than in 2006, which is the primary cause for the decline in the efficiency ratio (the efficiency ratio excludes charges for intangible assets).  The largest reduction in noninterest expense for the year ended December 31, 2007 as compared to the prior year relates to salaries and employee benefits.  Salaries declined by $7.0 million, or 15.2%, in 2007 as compared to 2006.   This decline was mostly driven by a $5.0 million decrease in bonus and incentive expense, as well as a $1.4 million decrease in base salary and overtime. The reduction in base salary is due to an eleven percent decline in full-time equivalent employees as a result of the continuing focus on the appropriate level of staff for each business unit.

Other general and administrative expenses increased by $3.8 million in 2007 as compared to 2006.  This increase is mostly due to the $6.5 million charge in the second quarter 2007 as a result of the settlement of a lawsuit, as well as a $1.0 million charge related to costs associated with the merger of the Company’s subsidiary banks. Without these charges, other expenses would have declined by $3.7 million. The largest portion of this decline relates to $1.8 million of expenses for the management transition in the second quarter 2006.  The remainder of the decline is due to the intense scrutiny on expense management in 2007, with declines in professional fees and advertising, business development and other office-related expenses.

For the fourth quarter 2007, noninterest expense was $17.8 million without the goodwill impairment charge, a decrease of $3.4 million from the fourth quarter 2006, and a decrease of $0.4 million from the third quarter 2007.  The decline from the same period in 2006 is mostly due to a $2.2 million reduction in salaries and employee benefits attributable to lower bonuses and incentives, as well as fewer employees.  Other decreases in noninterest expense from the fourth quarter 2006 include a $0.8 million decrease in amortization costs on intangible assets and a $0.3 million decline in occupancy expense.

Balance Sheet

	December 31, 2007	September 30, 2007	% Change	December 31, 2006	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,781,647	$1,819,188	(2.1)%	$1,947,487	(8.5)%
Allowance for loan losses	(25,711)	(23,979)	7.2%	(27,899)	(7.8)%
Total assets	2,371,664	2,617,153	(9.4)%	2,720,600	(12.8)%
Average assets, quarter-to-date	2,482,352	2,626,913	(5.5)%	2,783,375	(10.8)%
Total deposits	1,799,507	1,915,932	(6.1)%	1,960,105	(8.2)%
Book value per share	$7.96	$10.44	(23.8)%	$10.30	(22.7)%
Tangible book value per share	$2.57	$2.50	2.8%	$2.71	(5.2)%

At December 31, 2007, the Company had total assets of $2.4 billion, or $348.9 million less than the total assets at December 31, 2006.  A major part of this decline was a $150.9 million decline in intangible assets due to the goodwill impairment charge and amortization of other intangibles.  Total loans, including loans held for sale, declined by $165.3 million at the end of 2007 as compared to December 31, 2006. Approximately $47.9 million of this decline in loans is attributable to the sale of certain impaired and classified loans in October 2007.

Further, the Company continues to employ its strategy of reducing its concentration of residential construction and land development loans.  Partially offsetting this decrease is an increase in middle-market and energy loans. The December 31, 2007 energy and middle-market loan portfolio balances grew by $123.6 million from December 31, 2006, while total residential and commercial construction and land development loans decreased by $193.0 million.

The balances of total residential and commercial construction and land development loans were as follows:

	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2005
	(Dollars in thousands)
Construction and Land Development:
Loan balances - Northern Colorado	$67,234	$100,817	$206,414	$279,361
Loan balances - All Other Areas	167,413	189,774	221,051	251,355
Total Construction and Land Development Loans	$234,647	$290,591	$427,465	$530,716
Percent of Total Loan Portfolio	13%	16%	22%	26%

Total deposits at December 31, 2007 decreased by $160.6 million from December 31, 2006.  Approximately $97.5 million, or 51% of this decline, is from a decrease in time deposits due to a strategic decision to mitigate the impact of margin compression. Overall, the Company maintained high levels of noninterest bearing deposits as these balances declined by just 0.5% at December 31, 2007, as compared to the end of 2006.  Most of the remainder of the decline in deposits is attributable to lower interest-bearing demand deposits.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated.

	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
	(Dollars in thousands)

Nonaccrual loans, not restructured	$19,309	$16,831	$35,515	$31,940	$32,852
Accruing loans past due 90 days or more	527	9	122	323	3

Total nonperforming loans (NPLs)	19,836	16,840	35,637	32,263	32,855
Other real estate owned	3,517	3,401	1,385	861	1,207

Total nonperforming assets (NPAs)	$23,353	$20,241	$37,022	$33,124	$34,062
Total NPLs held for sale	100	12,758	—	—	—
Total NPAs	$23,453	$32,999	$37,022	$33,124	$34,062

Allowance for loan losses	$25,711	$23,979	$35,594	$27,492	$27,899

Selected ratios:
NPLs not held for sale to loans, net of unearned discount	1.11%	0.93%	1.88%	1.69%	1.69%
NPAs not held for sale to total assets	0.98%	0.77%	1.40%	1.23%	1.25%
Allowance for loan losses to NPAs not held for sale	110.10%	118.47%	96.14%	83.00%	81.91%
Allowance for loan losses to NPLs not held for sale	129.61%	142.39%	99.88%	85.21%	84.92%
Allowance for loan losses to loans, net of unearned discount	1.44%	1.32%	1.88%	1.46%	1.43%

Nonperforming assets decreased by $10.6 million, or 31.2%, at December 31, 2007 as compared to December 31, 2006.  This decrease was mostly due to the sale of certain nonperforming and classified loans on October 31, 2007.

Similarly, the decrease in nonperforming loans over the fourth quarter 2006 was mostly due to the sale of a portfolio of nonperforming and classified loans. These loans were classified as held for sale effective September 30, 2007 and written down to their estimated market value.  Excluding the loans held for sale at the end of the third quarter 2007, nonperforming assets increased by $3.1 million due mostly to loans in Northern Colorado.

The Company took a fourth quarter 2007 provision for loan losses of $3.0 million, compared to $8.0 million in the third quarter 2007 and $2.6 million in the fourth quarter 2006.  The decline from the prior quarter is primarily attributable to the additional provision taken in the third quarter 2007 as a result of the Company’s decision to sell a large portion of its nonperforming and classified credits in a bulk sale.

The allowance for loan losses to total loans outstanding was 1.44% at December 31, 2007, as compared to 1.32% at September 30, 2007 and 1.43% at December 31, 2006.

Stock Repurchase Programs

At December 31, 2007, the Company had 1,349,858 shares remaining under its previously existing stock repurchase programs. The remaining shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. During the fourth quarter 2007, the Company repurchased 1,265,553 shares at a cost of $6.5 million, or an average price of $5.13 per share. Cumulative shares repurchased for the year ended December 31, 2007 are 4,618,438 at a cost of $33.4 million, or an average price of $7.22 per share. As of December 31, 2007, the Company had 52,616,991 shares outstanding, including 1,651,345 shares of unvested stock awards.

Merger of Subsidiary Banks

On January 1, 2008, the Company consummated the previously announced merger of its subsidiary banks. As a result, Centennial Bank Holdings now has a single bank subsidiary, Guaranty Bank and Trust Company.

Both banks will operate separately until the close of business on February 15, 2008. At that time, the signage on the Centennial Bank of the West branches will change to Guaranty Bank and Trust Company and customers of both banks will have access to the merged Guaranty Bank’s 36 branch network throughout the Colorado Front Range.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income (loss), cash earnings (loss) per share and return on average tangible assets (cash), which exclude from income the non-cash goodwill impairment charge in the fourth quarter 2007 and the after-tax impact of intangible asset amortization expense. There is no tax effect of the non-cash goodwill impairment charge under current accounting guidance.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash) and tangible book value.  These items exclude the average and actual intangible assets, respectively.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

	Quarter Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
GAAP net income (loss)	$(138,210)	$1,503	$5,443	$(138,092)	$24,418
Add: Impairment of goodwill	142,210	—	—	142,210	—
Add: Amortization of intangible assets	2,132	2,143	2,960	8,665	11,815
Less: Income tax effect	(810)	(815)	(1,125)	(3,294)	(4,491)
Cash net income	$5,322	$2,831	$7,278	$9,489	$31,742

Weighted average shares – diluted	51,559,554	52,742,028	56,161,626	53,109,307	57,636,365

Earnings (loss) per share – diluted	$(2.68)	$0.03	$0.10	$(2.60)	$0.42
Add: Impairment and amortization of intangible assets (after tax effect)	2.78	0.02	0.03	2.78	0.13
Cash earnings per share	$0.10	$0.05	$0.13	$0.18	$0.55

Return on tangible net assets (cash)
Cash net income	$5,322	$2,831	$7,278	$9,489	$31,742

Average total assets	$2,482,352	$2,626,913	$2,783,375	$2,611,972	$2,850,533
Less average intangible assets	(331,082)	(429,045)	(434,369)	(406,012)	(439,018)
Average tangible assets	$2,151,270	$2,197,868	$2,349,006	$2,205,960	$2,411,515

Return on average assets - GAAP net income divided by total average assets	-22.09%	0.23%	0.78%	-5.29%	0.86%

Return on average tangible assets (cash) - cash net income divided by average tangible assets	0.98%	0.51%	1.23%	0.43%	1.32%

The following Non-GAAP schedule reconciles the book value per share to the tangible book value per share as of the dates indicated:

	December 31, 2007	September 30, 2007	December 31, 2006
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$418,654	$562,656	$589,459
Intangible assets	(283,681)	(428,024)	(434,557)
Tangible equity	$134,973	$134,632	$154,902

Number of shares outstanding	52,616,991	53,870,812	57,236,795

Book value per share	$7.96	$10.44	$10.30

Tangible book value per share	$2.57	$2.50	$2.71

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Centennial Bank Holdings, Inc. can be found at www.cbhi.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
	(In thousands)
Assets
Cash and due from banks	$51,611	$45,409
Federal funds sold	745	4,211
Cash and cash equivalents	52,356	49,620
Securities available for sale, at fair value	118,964	157,260
Securities held to maturity	14,889	11,217
Bank stocks, at cost	32,464	31,845
Total investments	166,317	200,322

Loans, net of unearned discount	1,781,647	1,947,487
Less allowance for loan losses	(25,711)	(27,899)
Net loans	1,755,936	1,919,588
Loans, held for sale	492	—
Premises and equipment, net	69,981	74,166
Other real estate owned and foreclosed assets	3,517	1,207
Goodwill	250,748	392,958
Other intangible assets, net	32,933	41,599
Other assets	39,384	41,140
Total assets	$2,371,664	$2,720,600

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$515,299	$517,612
Interest-bearing demand	732,156	777,579
Savings	71,944	87,265
Time	480,108	577,649
Total deposits	1,799,507	1,960,105
Securities sold under agreements to repurchase and federal fund purchases	23,617	25,469
Borrowings	63,715	67,632
Subordinated debentures	41,239	41,239
Interest payable and other liabilities	24,932	36,696
Total liabilities	1,953,010	2,131,141

Stockholders’ equity:
Common stock	64	64
Additional paid-in capital	617,611	614,489
Shares to be issued for deferred compensation obligations	573	775
Retained earnings (deficit)	(95,196)	42,896
Accumulated other comprehensive income (loss)	(1,472)	809
Treasury Stock	(102,926)	(69,574)
Total stockholders’ equity	418,654	589,459
Total liabilities and stockholders’ equity	$2,371,664	$2,720,600

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Interest income:
Loans, including fees	$36,020	$41,238	$153,214	$163,830
Investment securities:
Taxable	669	661	2,515	2,868
Tax-exempt	1,102	1,449	5,193	4,869
Dividends	429	460	1,853	1,805
Federal funds sold and other	322	73	914	409
Total interest income	38,542	43,881	163,689	173,781
Interest expense:
Deposits	12,576	13,374	53,594	47,337
Federal funds purchased and repurchase agreements	213	369	1,390	1,274
Borrowings	627	1,285	2,700	5,307
Subordinated debentures	942	946	3,756	3,666
Total interest expense	14,358	15,974	61,440	57,584
Net interest income	24,184	27,907	102,249	116,197
Provision for loan losses	3,025	2,724	24,666	4,290
Net interest income, after provision for loan losses	21,159	25,183	77,583	111,907
Noninterest income:
Customer service and other fees	2,267	2,137	9,509	10,385
Gain (loss) on sale of securities	—	(5)	—	(4)
Gain (loss) on sale of loans	—	(55)	—	719
Other	665	449	1,187	1,617
Total noninterest income	2,932	2,526	10,696	12,717
Noninterest expense:
Salaries and employee benefits	8,442	10,662	39,179	46,185
Occupancy expense	1,781	2,040	7,813	7,977
Furniture and equipment	1,205	1,176	4,864	4,859
Impairment of goodwill	142,210	—	142,211	—
Amortization of intangible assets	2,132	2,960	8,665	11,815
Other general and administrative	4,278	4,384	23,824	20,072
Total noninterest expense	160,048	21,222	226,556	90,908
Income (loss) before income taxes	(135,957)	6,487	(138,277)	33,716
Income tax expense (benefit)	2,253	2,163	(185)	11,286
Income (loss) from continuing operations	(138,210)	4,324	(138,092)	22,430
Income from discontinued operations, net of tax	—	1,119	—	1,988
Net income (loss)	$(138,210)	$5,443	$(138,092)	$24,418

Earnings (loss) per share–basic:
Income (loss) from continuing operations	$(2.68)	$0.08	$(2.60)	$0.39
Income (loss) from discontinued operations, net of tax	—	0.02	—	0.03
Net income (loss)	(2.68)	0.10	(2.60)	0.42
Earnings (loss) per share–diluted:
Income (loss) from continuing operations	$(2.68)	$0.08	$(2.60)	$0.39
Income (loss) from discontinued operations, net of tax	—	0.02	—	0.03
Net income (loss)	(2.68)	0.10	(2.60)	0.42
Weighted average shares outstanding-basic	51,559,554	55,985,528	53,109,307	57,539,986
Weighted average shares outstanding-diluted	51,559,554	56,161,626	53,109,307	57,636,365

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,823,363	$1,871,939	$1,959,629	$1,871,703	$1,978,003
Securities	178,218	189,526	199,665	188,850	188,642
Other earning assets	19,715	16,326	3,616	13,016	5,496
Average earning assets	2,021,296	2,077,791	2,162,910	2,073,569	2,172,141
Other assets	461,056	549,122	620,465	538,404	678,392

Total average assets	$2,482,352	$2,626,913	$2,783,375	$2,611,973	$2,850,533

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$487,805	$458,143	$512,091	$476,876	$519,893
Interest-bearing deposits	1,391,045	1,460,366	1,456,982	1,435,779	1,463,664
Average deposits	1,878,850	1,918,509	1,969,073	1,912,655	1,983,557
Other interest-bearing liabilities	112,402	112,298	164,240	118,979	172,018
Other liabilities	23,220	26,848	58,183	28,807	97,467
Total average liabilities	2,014,472	2,057,655	2,191,496	2,060,441	2,253,042
Average stockholders’ equity	467,880	569,258	591,879	551,532	597,491
Total average liabilities and stockholders’ equity	$2,482,352	$2,626,913	$2,783,375	$2,611,973	$2,850,533

Centennial Bank Holdings, Inc.
Unaudited Credit Quality Measures

	Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
	(Dollars in thousands)
Nonaccrual loans and leases, not held for sale	$19,309	$16,831	$35,515	$31,940	$32,852
Accruing loans past due 90 days or more not held for sale	527	9	122	323	3
Other real estate owned	3,517	3,401	1,385	861	1,207
Total nonperforming assets not held for sale	$23,353	$20,241	$37,022	$33,124	$34,062

Nonperforming loans held for sale	100	12,758	—	—	—
Total nonperforming assets	$23,453	$32,999	$37,022	$33,124	$34,062

Nonperforming loans not held for sale	$19,836	$16,840	$35,637	$32,263	$32,855
Other impaired loans	3,492	510	20,208	8,079	5,978
Total impaired loans not held for sale	23,328	17,350	55,845	40,342	38,833
Allocated allowance for loan losses	(4,283)	(4,028)	(14,113)	(7,673)	(8,028)
Net investment in impaired loans	$19,045	$13,322	$41,732	$32,669	$30,805

Charged-off loans	$1,729	$20,079	$5,473	$1,692	$1,088
Recoveries	(436)	(438)	(809)	(436)	(366)
Net recoveries (charge-offs)	$1,293	$19,641	$4,664	$1,256	$722

Provision for loan loss	$3,025	$8,026	$12,766	$849	$2,641

Allowance for loan losses	$25,711	$23,979	$35,594	$27,492	$27,899
Allowance on unfunded commitments	522	586	610	572	411
Total allowance for credit losses	$26,233	$24,565	$36,204	$28,064	$28,310

Allowance for loan losses to loans, net of unearned discount	1.44%	1.32%	1.88%	1.46%	1.43%
Allowance for loan losses to nonaccrual loans not held for sale	133.16%	142.47%	100.22%	86.07%	84.92%
Allowance for loan losses to nonperforming assets not held for sale	110.10%	118.47%	96.14%	83.00%	81.91%
Allowance for loan losses to nonperforming loans not held for sale	129.61%	142.39%	99.88%	85.21%	84.92%

Nonperforming assets not held for sale to loans, net of unearned discount, and other real estate owned	1.31%	1.11%	1.96%	1.76%	1.75%
Annualized net charge-offs (recoveries) to average loans	0.28%	4.16%	0.99%	0.27%	0.15%
Nonaccrual loans not held for sale to loans, net of unearned discount	1.08%	0.93%	1.88%	1.69%	1.69%